Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 10, 2022

LEGGETT & PLATT LOWERS FULL-YEAR GUIDANCE AND

ANNOUNCES RECENT ACQUISITIONS

Carthage, MO, October 10, 2022

•	Full year 2022 sales guidance lowered to $5.1–$5.2 billion

•	Full year 2022 EPS guidance reduced to $2.30–$2.45

•	Acquired a Hydraulic Cylinders business and two Textiles businesses

Diversified manufacturer Leggett & Platt lowered its full-year 2022 guidance:

•	Sales guidance now $5.1 to $5.2 billion (vs prior $5.2–$5.4 billion)

•	Decrease is primarily due to lower volume than previously expected

•	EPS guidance now $2.30 to $2.45 (vs prior $2.65–$2.80)

•	Decrease is primarily from lower volume, reduced production, slower than anticipated cost recovery in Automotive, and operational inefficiencies in Specialty Foam

•	Expect sequential improvement from 3Q to 4Q

•	Based upon this guidance, EBIT margin range should be 9.5% to 10.0% (vs prior 10.5%–10.7%)

•	Cash from operations expected to be $400 to $450 million (vs prior $550–$600 million)

President and CEO Mitch Dolloff commented, “The increasingly challenged global economic environment and consumer backdrop is expected to result in lower than previously anticipated sales and earnings in the third and fourth quarters of 2022. Demand in the U.S. bedding market is fairly stable but remains at relatively weak levels as industry headwinds persist, including inflationary and monetary policy impacts on consumer spending and consumer sentiment as well as higher inventory levels. Given the bedding demand environment and slowing market for steel generally, we are cutting production in our Rod and Wire businesses to reduce inventory.

“Our Specialty Foam business has experienced larger demand impacts as a result of previous pandemic-related supply issues and channel specific pressures. Lower demand in Specialty Foam in combination with operational inefficiencies, which are being addressed by continuing integration work, are taking longer than originally expected to resolve.

“Demand in International Bedding has declined more significantly amid geopolitical and macroeconomic disruptions in Europe. Home Furniture demand has softened significantly in the last few months with slower consumer demand and excess inventory at retail.

“Volume and cost recovery are improving sequentially in Automotive, but at a slower rate than anticipated. While improving year-over-year, industry production forecasts remain dynamic as supply chain and geopolitical impacts bring continued volatility.

“We continue to focus on things we can control and are taking action to mitigate the impact of these challenges by aligning costs, production levels, and inventory with demand; evaluating near-term opportunities with our customers and working with them on new product developments; and continuing to build out our existing businesses through acquisitions. Our strong balance sheet and cash flow give us confidence in our ability to navigate challenging markets while investing in long-term opportunities.”

In late August, Leggett & Platt acquired a leading global manufacturer of hydraulic cylinders for heavy construction machinery. The company has manufacturing facilities in Eschwege, Germany and Ningbo, China and a distribution facility in Halifax, Pennsylvania with combined 2021 sales of approximately $65 million. Also, in late August, the Company acquired a converter of construction fabrics for the furniture and bedding industries located in Shannon, Mississippi. On October 3, Leggett & Platt acquired a distributor of geo components located in Ottawa, Canada. Each of these Textiles businesses have annual sales under $10 million.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in most homes and automobiles. The 139-year-old Company is comprised of 15 business units, approximately 20,000 employees and 130 manufacturing facilities located in 17 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements,” including, but not limited to the amount of the Company’s forecasted 2022 full-year sales, EPS, EBIT margin, cash from operations, and the improvement of EPS from 3Q to 4Q. Such forward-looking statements are expressly qualified by the cautionary statements described in this provision and reflect only the beliefs of Leggett or its management at the time the statement is made. Because all forward-looking statements deal with the future, they are subject to risks, uncertainties and developments which might cause actual events or results to differ materially from those envisioned or reflected in any forward-looking statement. Moreover, we do not have, and do not undertake, any duty to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement was made. Some of these risks and uncertainties include: the adverse impact on our sales, earnings, liquidity, margins, cash flow, costs, and financial condition caused by: the Russian invasion of Ukraine; global inflationary impacts; macro-economic impacts; the COVID-19 pandemic; the demand for our products and our customers’ products; growth rates in the industries in which we participate and opportunities in those industries; our manufacturing facilities’ ability to remain fully operational and obtain necessary raw materials and parts, maintain appropriate labor levels and ship finished products to customers; the impairment of goodwill and long-lived assets; restructuring-related costs; our ability to access the commercial paper market or borrow under our revolving credit facility, including compliance with restrictive covenants that may limit our operational flexibility and our ability to timely pay our debt; adverse impact from supply chain disruptions; our ability to manage working capital; increases or decreases in our capital needs, which may vary depending on acquisition or divestiture activity; our capital expenditures; our ability to collect trade receivables; market conditions; price and product competition from foreign and domestic competitors; cost and availability of raw materials (including semiconductors and chemicals) due to supply chain disruptions or otherwise; labor and energy costs; cash generation sufficient to pay the dividend; cash repatriation from foreign accounts; our ability to pass along raw material cost increases through increased selling prices; our ability to maintain profit margins if customers change the quantity or mix of our components in their finished products; our ability to maintain and grow the profitability of acquired companies; political risks; changing tax rates; increased trade costs; risks related to operating in foreign countries; cybersecurity breaches; customer losses and insolvencies; disruption to our steel rod mill and other operations and supply chain because of severe weather-related events, natural disaster, fire, explosion, terrorism, pandemic, governmental action or labor strikes; foreign currency fluctuation; the amount of share repurchases; the imposition or continuation of anti-dumping duties on innersprings, steel wire rod and mattresses; data privacy; climate change compliance costs and market, technological and reputational impacts; our ESG obligations; litigation risks; and risk factors in the “Forward-Looking Statements” and “Risk Factors” sections in Leggett’s most recent Form 10-K and Form 10-Q reports filed with the SEC.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Cassie J. Branscum, Senior Director of Investor Relations

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